Andromeda

Through our B2B2C patient super app and marketplace, in its front-end, and a fully integrated B2B healthcare platform and enterprise back office, in its back-end, we are improving healthcare for everyone - patients, payers, providers and pharmacies.


Appointments
Calendar
Orders
Medical History
Vaccinations
9:41
andromeda
Doctors
Pharmacy
Insurance
Appointments
Lab Tests
Radiology
Service Bundles
Dentists
Wellness
Policies
Services & Pro...
Beneficiaries
PCP
Prior Authoriz...
Claims

Invest

$100 minimum investment

DEADLINE: April 30, 2025

in a month

SHARE PRICE

$50

TOTAL RAISED ON NETCAPITAL

$28,850

TOTAL RAISED THIS ROUND

$28,850

VALUATION THIS ROUND

$48,533,300

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch | Updates | Discussion

INTRODUCTION

Previously raised $3.6M from a single private investment fund in Florida.



"We bring healthcare universe to your fingertips, to support your uninterrupted journey for better care, empowering you to master your own health.

We help payers, providers and retailers improve their service quality, surge patient satisfaction, automate B2B processes, increase efficiency and throughput, slash overhead costs, expand markets, grow revenues and margins, altogether."

David Vakhtangishvili

CEO @ Andromeda Health

Harvard Business School Alumni

DEAL HIGHLIGHTS

- Management team with significant US and international recognition and great execution and financial skills, combining years of experience working for LSE listed and FTSE 250 public companies
- Very experienced engineers and development team with many years working for the large and internationally well known companies, such as Google, Facebook, EPAM, VMware, Deutchebank, Societe Generale, British Petroleum, Adidas, Betsson Group, Europebet, Edmunds, Turing, Evri, TulaCo and Templafy
- Strong balance sheet as a result of prudent financial management: $3.6 million previously raised from a single investor and, after finishing the product, $0.8 million is still on our accounts. We do not need money to finish the product or to go to market. We are fundraising only to fuel our existing product further with AI, diversify our go-to-market scenarios and achieve higher revenues in a shorter period of time
- We are creating a whole new market that is $71.1 billion by itself, alone, while the Total Addressable Market ("TAM"), Serviceable Addressable Market ("SAM") and Serviceable Obtainable Market ("SOM") attributable to our business are $732.7 billion, $549.4 billion and $21.0 billion, respectively. The entire healthcare industry in the US is $4.5 trillion today (CMS.gov)
- Good press coverage by independent publishers

Significant achievements and great traction after only 18 months of operation:

- May 2022: **Andromeda Health Corp** has been formed *
- January 2023: Raised first ever funding of **$3.6 million** ** (Seed Round)
- Jan 2024: Formed strategic **partnership with Optum** for payer data access and to build AERIES ***
- Apr 2024: Formed strategic **partnership with Gartner** for go-to-market services and Magic Quadrant onboarding
- Jun 2024: **Partnered with AdvancedMD** for EMR / EHR integrations and marketplace onboarding
- Jul 2024: **Finalized** our entire solution with all of its components / products ****
- Aug 2024: **$1.2 million cash** from our original $3.6 million funding is still available on our bank accounts
- September 2024: Formed **partnership with Orbit Health** to automate prior authorizations for the entire US healthcare, find synergies between the two companies' products and increase the value proposition for joint clients
- November 2024: Engaged in a pilot with **Phy NET** and in ongoing pilot negotiations with **Mount Sinai, Northwell Health, DMC INC, Dispatch Health, RightMove Health**, and a number of physician groups in New York

** Incorporated in Florida, headquartered in New York, with operations also in Nashville, Dallas, Chicago and growing.*

*** From a single investor in Florida, a small boutique investment fund.*

**** This partnership is to access payers' health plan data and to build a revolutionary, game changing product in the insurance eligibility space: an Automated and (AI)Enhanced Real-time Insurance Eligibility Solution ("AERIES"). This product is part of Andromeda's super app and comprehensive platform, but can also operate as an independent, bolt-on service through SaaS. Based on only 6 fields, AERIES instantaneously retrieves a patient's entire health plan data, including eligible services (both, in CPT / ICD-10 and STC), agreed provider prices, deductibles, limitations, out-of-pocket, etc. and automatically enters them into the provider's PM/EHR system, in real time, via either an API or a QR code.*

***** It is entirely a cloud solution (on AWS) comprising:*

1. ***The B2C patient super app** and marketplace (an Amazon-like app for healthcare);*
2. *The fully integrated **B2B healthcare platform**, the **Andromeda Back Office** ("ABO"). This is an enterprise solution for day-to-day content management and CRM activities, with embedded data integrations for smooth interoperability and automation of the workflows for Payers, Providers, Retailers and Revenue Cycle Management companies. ABO forms an integral part of our holistic solution (the ecosystem) and allows the Company to execute an end-to-end, fully integrated business model with its counterparties;*
3. ***The B2B data interchange and integration platform** (a SWIFT-like platform for healthcare). This is an open-sourced, open-ended API marketplace that, once connected, allows all involved parties to communicate with each other in a common, universal language (ICD-10 <-> CPT <-> STC), in a most cyber secure environment, in full compliance with FHIR / HL7, HIPAA and GDPR.*

While these individual products / components represent integral parts of our holistic solution (the integrated ecosystem), they are also capable of operating as fully independent SaaS solutions, on their own. This is achieved through microservices, containerization and APIs.

PROBLEM

Problem

Healthcare industry is **broken**, **destroying value** for all involved parties

HEALTHCARE IS NOT CONNECTED

- No integration among systems
- No real-time interoperability
- No code mapping: CPT ↔ STC, etc.
- No automation = human errors
- 40% of insurance data inaccurate

↓

BUSINESSES ARE INEFFICIENT

- Low patient throughput
- Slow and deficient billing cycle
- Lost revenues
- Extremely high overhead costs
- Human errors causing fatalities

↓

PATIENTS DON'T GET SERVICE

- Low NPS and CAHPS
- 67% dissatisfaction rate (***Harris Poll***)
- Often Waiting Time / Service Time > 100%
- Low accessibility & availability
- 2.2 million adverse drug events (ADEs), 100K deaths
- 62 million Elderlies, many lacking care

SOLUTION

We have built an all-in-one solution for patients' uninterrupted and seamless journey, across the entire healthcare ecosystem, and for businesses to increase their efficiency, improve patient satisfaction, slash administrative costs and grow margins. Such a B2B2C platform allows a unique end-to-end integrated business model that makes everyone happy, bringing numerous value propositions, without side effects to anyone.

Solution

Healthcare Universe At Your Fingertips

Comprehensive platform, super app and marketplace to improve patient service and increase efficiency by **expanding** the reach, **standardizing** communication and **automating** bureaucracy.

1 ⟷ 2 ⟷ 3

1. Amazon-like App For Healthcare (B2B2C)

- Uninterrupted, seamless experience
- Transparent, cross-silo marketplace
- Informed choice to shop around
- Time & cost saving
- Bureaucracy removal

2. SWIFT-like Platform For Healthcare (B2B)

- Standardized real-time data interchange
- API integration
- B2B transaction automation, real-time
- Universal translator (CPT/CDT ⟷ STC)

3. AI Enhancements (B2B2C)

- Improving insurance accuracy up to 99%
- Tailored, pain-point solutions
- Automate tasks, eliminate human errors
- Boosting efficiency and throughput
- Expanding the view, new patients

Expected Benefits

Improved Patient Service → **Improved Quality of Care** → **Increased Efficiency** → **Reduced Costs** → **Higher Margins**

Our Ecosystem



Payers
Insurance & Health Plans
Private, State, Self Funded
Corporations (Employers)
Providers
Physicians, Dentists, Radiologists
Clinics, Hospitals, Labs
Nursing Homes, Care Givers
Wellness & Med SPA
Patient Super App (B2C)
Integrated Marketplace (B2B2C)
Enterprise Back Office (B2B)
Ai
Ai
Patient
Ai
Ai
Automates Real Time Eligibility, Prior Authorization & Claims Filing Processes
Integrates Insurance Data, PMs, EMR / EHR, POS, Etc.
Intermediaries
Revenue Cycle Management
Clearing Houses
Insurance Agents
Retail
Pharmacies
Drug Stores
Groceries

Product I: Super App & Integrated Marketplace (B2B2C)

COMPLETED. Fully sourced through the previous $3.6 million funding round (Jan 2023)

All You Need In One App. Period.

- Booking / Scheduling
- Insurance: Real-Time Eligibility, Prior Auth., Etc.
- Medical History
- Childcare, Elderly Care
- In-App Payments Claims Filing, Billing
- Online Pharmacy
- Telemedicine
- AI Navigation and Interoperability
- AI Prevention of ADRs
- B2B2C Marketplace

We integrate **Providers, Payers** and **Pharmacies** into a seamless flow for patients' uninterrupted journey, enhancing efficiency for all businesses.



Product II: Enterprise Back Office (B2B)

COMPLETED. Fully sourced through the previous $3.6 million funding round (Jan 2023)



Powered by AI
Catalogs, Engine, Algorithms, Transactions
Personal Data
Medical Records
Artificial Intelligence
ADR / ADE Prevention
Patient Navigation, Admissions
Insurance Enhancement
Powered by AI
Doctors
Hospitals & Clinics
Labs
Pharmacies
Private Plans
State Plans
3RD PARTY: PM, EMR / EHR, ERP, Insurance Files, POS
OUR APIs, Storage & Repository
OUR BACK OFFICE: Interface + Core + AI

Product III: AI-Enhanced Pain-Point Solutions

IN PROGRESS. To be sourced through the current funding round.

Advanced AI Solutions, That Solve Individual Pain Points, Are Integral Part Of The Super App and Platform, But Also Work as Independent Products

AI For ADR / ADE Prevention

AI-enhanced, AI-controlled, automated monitoring and prevention of Adverse Drug Reactions (ADR) and Adverse Drug Events (ADE).

Solution acronym - **ADRAIP**

AI Symptom Checker

AI-enhanced, AI-interacted symptom checker used for digital front-door & admissions, triage, screening as well as for patient general navigation in the entire healthcare ecosystem.

Solution acronym - **AISC**

AI Enhanced Interoperability

AI-enhanced solution for patient identity verification, enhanced insurance eligibility and prior authorizations, claims submission automation, and insurance data interchange, in general.

Solution acronym - **AERIES**

BUSINESS MODEL


Revenue Model
andromeda
Global Choice for Businesses:
Join Andromeda's Super App & Marketplace
OR
Buy white label, make it captive
OR
Buy individual pain-point solutions through SaaS
$1.20 per transaction
OR
$1.20 per user per month
Payers & Providers
Patients
Super App & Marketplace
Back Office Platform
Retailers
FREE, except Elderly Care for $9.9 per user per month
Labs
~ 5% from sales
OR
$1.20 per user per moth
12% from sales
Page 9

MARKET



Market Size
TAM $732.7B
- 331M individuals
- ARPU: $2,214.73 p.a.
SAM $549.4B
- B2B2C target age: 20-65
(75% of population)
- B2B target: 100%
SOM $21.0B
- 13.5M users by 2030
- 29.9M users by 2035

TAM - Total Addressable Market
SAM - Serviceable Addressable Market
SOM - Serviceable Obtainable Market

PRESS

- **Yahoo! Finance**
  Andromeda Partners with Gartner to Enter the B2B Health-Tech Market
- **Yahoo! Finance**
  Andromeda Partners with Optum to Transform Healthcare User-Insurance Experience
- **Tech Times**
  Exploring Entrepreneur and Founder David Vakhtangishvili's Years of Excellence in Healthcare Technology
- **Digital Journal**
  Meet the health technology expert behind the patient super app, Andromeda Health
  Andromeda Partners with Optum to Transform Healthcare User-Insurance Experience
- **The Globe and Mail**
  Andromeda Partners with Optum to Transform Healthcare User-Insurance Experience
- **Benzinga**
  Andromeda Health: Transforming Healthcare and Patient Expectation Through Tech-Driven Innovation
- **St. Thomas Times – Journal**
  Andromeda Partners with Optum to Transform Healthcare User-Insurance Experience
- **Central Chart**
  Andromeda Partners with Optum to Transform Healthcare User-Insurance Experience

TEAM



David Vakhtangishvili

CEO

Harvard Business School alumni with +25 years of senior executive experience: 10 years in Andersen and EY (head of audit & advisory practice), 9 years in Banking (CFO of a large, FTSE 250 public bank), 8 years in healthcare (CFO, CIO and CRO of a large public healthcare group). Track records: 3 IPOs and 4 Eurobonds on LSE, +50 M&As, raised over $2.8 billion capital in total, lead a 10-year, consecutive unbreakable record of a Triple Double growth (+20% in Revenue, +20% in Profits, +20% in Capital), +80 ERP implementations, EBRD Global Gold Medal winner for the best social innovation in healthcare. Studied AI at MIT.



George Vakhtangishvili

COO

Free University alumni with +15 years of senior executive experience: 3 years in EY (Senior Manager), 4 years in Banking (CFO and CRO of a large bank in Ukraine), 5 years in real estate development (CEO of "m2"), 7 years in Private Equity (partner in a public PE firm and an operating CEO of its investment in a large utility group operating in water supply and renewable energy). Track records: 1 IPO and 2 Eurobonds on LSE, +40 M&As and direct funding projects, raised over $1.5 billion capital in total, +10 ERP implementations.



Peter Breen

President of CHAT*

The University of Chicago Booth and University of Notre Dame alumni, a serial healthcare entrepreneur with +30 years of senior executive experience, owning and managing: a) a revenue cycle company; b) physician practice management company focused on neurology and neurosurgery; c) stereotactic radiosurgery centers (acquired first Gamma Knife in the US); and d) large acute-care hospital specializing in brain, spine and joint surgeries (in Top 5% of HealthGrades rating), successfully exited at +$100 million valuation.

**Comprehensive Healthcare Andromeda Technology LLC ("CHAT"), a subsidiary of Andromeda Health.*

INVESTOR INVITATION

The demand for a comprehensive healthcare platform and patient super apps that improve everyone's life for the better and boosts healthcare efficiency has already arrived. Willingness, good will and legislation is there, while fears still drag some businesses back from joining the innovation curve. Overcoming those fears is only a matter of time, especially on the back of the recent regulatory changes (2022 - 2024). And when this demand becomes the mainstream, the question will arise - who has the product? Andromeda is one obvious answer. Staying slightly ahead of the curve gives us an immense competitive advantage. Plus, by persuading the large corporations like Optum, Gartner, Mount Sinai, Northwell Health and others we are accelerating the trend. We already started to help businesses increase their efficiency, reduce cost and improve patients' lives, at the same time.

We aim to help the world spend every healthcare dollar more efficiently, with a greater outcome, and a better impact on humans' wellness.

Why Is Andromeda Unique?

andromeda

Value Propositions

- [1] Increasing patient satisfaction: NPS and CAHPS go from current average 4-5 to 60-65
- [1] Increasing patient satisfaction: Engagement Rate 98%, Conversion Rate 42% (MPU / MAU)
- [1] Eliminating 95% of queues and waiting time
- [1] Increasing patient throughput by 42%
- Reducing admission overhead costs by 70%
- [1] Increasing insurance data precision / accuracy rate from the current 60% to new 99%
- Increasing current revenue by 15% (new patients, new revenue)
- Reducing human factor driven errors by 90%
- [1] Reducing billing collection cycle (time) by 50%
- [1] Reducing revenue / invoice correction risk by 80%

[1] Unprecedented in industry.

Difficult to Replicate

- Unique algorithms and APIs, built for years (Trade Secret)
- Unique business model of making all players happy, based on years of healthcare experience (Trade Secret)
- Partnership with Optum with unique access to the payer / health plan data (Trade Secret)
- Unique set of value propositions (Trade Secret)
- Management's determination and dedication to its vision
- The only company with an actual comprehensive solution on the market (Trade Secret)

Page 8

Join us in this exciting journey to revolutionize the way healthcare operates and the way it is delivered to its ultimate consumers, the patients.

FREQUENTLY ASKED QUESTIONS

WHY do you do what you do?

Healthcare is the only industry known to us where the customer is called patient (i.e. it is the customer who has to be patient about everything), where redundancy / waiting time is longer than the service time and all of this is happening on the back of being the largest industry spending wise. We truly believe that, with our novel technology, and our dedication, we are capable of improving the customers' (formerly known as patients) lives and experiences significantly, also bringing huge efficiencies to involved businesses (payers, providers and pharmacies), eventually improving healthcare's cost, accessibility, transparency and service quality. Our team has already done it once, at a lower scale, and we are confident we can do it at a larger scale too.

WHAT do you do to fulfill your mission?

We have built a patient (customer) super app and an open marketplace, in the front-end, and a comprehensive, fully integrated digital healthcare platform and enterprise back office, in the back end. There we are connecting all components of healthcare (doctors, clinics / hospitals, private and state insurance plans, labs, pharmacies and pharmacies) into one virtual space, creating an uninterrupted and seamless patient journey, improving service quality and customer experience and automating billing, administrative and other support processes for businesses. Our platform goes cross-border expanding informed choice, increasing accessibility and comparability, fostering transparency and improving efficiency of the system, as a whole. As a result, patients (consumers) can enjoy better service at a lower cost, while businesses increase their productivity and reputation, while simultaneously reducing their overhead costs.

Why is now the best time?

Industry has reached its tipping point, when almost everyone involved in it is dissatisfied despite the largest spending in the history of mankind. Governments, regulators, agencies, companies, communities and individuals - all express readiness for a change and some steps are even being actually taken, but those steps are insufficient. Healthcare is still not connected, inefficiencies are all around us, patients' net promoter score and industry approval rate are at their lowest, redundancy time is bigger than the service time, actual value delivered per $1 dollar diminishes every year. In an environment like this, we believe that there can be no solution other than a truly comprehensive and pervasive one. And we already have a product that is exactly that. Besides, everyone who sees our product cannot hide excitement about it. The only barrier between now and the better future is fear - the fear of not being able to make it. So, while everyone is afraid of making bold moves and is waiting for a champion who can drive the change, we decided to dare.

What is a Patient Super App?

Patient Super App is a universal app where users can have it all in one virtual space, at their fingertips: scheduling doctor visits (in-clinic, at home or tele visits), scheduling lab test visits (in-clinic or at home), scheduling radiology visits (in-clinic or at home), scheduling service bundles (screening packages, check-ups, disease specific packages, etc.), scheduling dentists, scheduling wellness and medSPA visits, identifying and applying insurance co-payments automatically, generating medical cases (for the Providers) and billing (for the Payers) automatically, managing vaccinations, managing prescriptions and their adherence in calendar, shopping in online pharmacy (with pick-up or delivery), patient's full medical history, child profile, elderly profile and many more. Using such a universal app significantly reduces redundancy and waiting time, simplifies transactions through automation, enables better choice fostering a true shop-around experience and, overall, brings 21st century standards into healthcare.

What is a comprehensive and integrated healthcare platform?

Our comprehensive and fully integrated healthcare platform is a fundamental, bottom-up approach to the interoperability issue and it consist of: a) the back-end source code and algorithms that make Super App work seamlessly; b) Andromeda Back Office ("ABO") that integrates with any EHR and Practice Management module and becomes a forefront add-on to it, for the enterprise associates to work in a more convenient and user-friendly interface; and c) our open-sourced, open-ended APIs for all types of data interchange among the healthcare players that, jointly, act as a SWIFT-like system for healthcare players providing an automated and standardized data interchange between them (Payers, Providers, Pharmacies and RCM), in real time, with close-to-zero human effort, in compliance with both, X12 and FHIR protocols. Any Payer, Provider, Pharmacy or an RCM that connects to our integrated platform through our standard APIs, gets immediate access to all other players of the platform (B2B), ensures fully automated and highly accurate data interchange with them, and simplifies data access as well as transactions for the patients (B2C). In addition, Payer, Provider or Pharmacy that uses our ABO, gets a very convenient user interface for its associates that is fully integrated with their existing EHR / PM / ERP / POS systems and allows them to manage their products, services, availability, insurance terms, content, run CRM activities, securely store documentation, maintain transaction records and do much more.

Who are your customers?

In healthcare, everyone is our customer - Patients, Payers, Providers and Pharmacies. Through our comprehensive solution, individual components of which also work as independent products, we solve different problems for different customers. Making all members of the ecosystem happy is the only genuine way for changing healthcare for the better and increasing the actual value delivered per every dollar spent.

What are your value propositions to your customers?

For the Patients, we aim to save their time and efforts, improve their experience, remove bureaucracy on their end by fully automating the red-tape, significantly reduce the redundancy and waiting time in relation to the service time, reduce cost of healthcare by expanding the informed choice, increase accessibility to healthcare services and products, help them take proper care of their dependents (children under 17 and elderly persons above 65).

For the Providers, we aim to fully automate insurance eligibility and prior authorizations, fully automate claims filing for their billing department, slash the administrative costs and human task force associated with insurance workflows, expand the market and bring new patients through our smart in-app screening programs, increase the patient throughput, increase utilization rate of their under-rated or unsold resources, reduce errors in billing and collection cycle and, eventually, we drastically improve their reputation in the eyes of the patients and significantly improve metrics such as the Net Promoter Score or the Consumer Assessment of Healthcare Providers and Systems.

For the Payers, we aim to significantly reduce their administrative costs and human task force needed for processing eligibility inquiries, prior authorizations and claims, we reduce human factor driven errors that allows them to to reduce surprises in claims workflow, we drastically improve their reputation in the eyes of their subscribers (the patients) and significantly improve metrics such as the Net Promoter Score or the Consumer Assessment of Healthcare Providers and Systems, we help them save time and effort in accessing medical cases and medical information for their subscribers, we improve their cyber security and also can serve as their data recovery plan, in case of cyber attacks.

What makes Andromeda unique?

– Our vision and our team's firm dedication to the noble goal of improving healthcare.
– A unique combination of people, execution track records, and decades of team's aggregate healthcare and technology experience.
– A complex intellectual property that includes but is not limited to:
  - source code, algorithms and APIs
  - unique business model and operating workflows that target all healthcare players
  - partnership with Optum and unique access to the payer / health plan data
  - unique set of value propositions that is super hard to match
– In addition, we are not aware of any other company or business currently on the US market that has a product like ours that actually works (comprehensive healthcare platform + a patient super app).

Why is your team best positioned for this mission?

Years and years of diversified experience and in-depth knowledge of every aspect of healthcare: medical, IT / digital, financial, regulatory, patient behavior, businesses operational, etc. represent a solid foundation for success. We have gathered the best engineers, solution architects, product managers and UX/UI designers. Plus, our team has a successful track record of building a similar solution and rolling it out at a lower scale, in a US-like environment, where the net promoter score soared to higher double digits, user retention rate was 99%, user engagement rate was 98% and a conversion rate (MPUs / MAUs) of 45% was achieved.

What is the possible exit for the investor?

With the immense IPO and capital market experience present in our management team, we are determined to take the Company to an IPO in 3 to 5 years' time from now. That is why we have established it as a C Corporation from the very beginning, that is why we are doing independent accountants' audits every year, that is why we are institutionalizing our start-up even though it is in an early stage of its business development. Prudency and transparency are key to successful IPO in 3 to 5 years and we know it from our own experience.

How do you plan to make money?

We have a very diversified business model that gives large flexibility to our customers (mostly businesses). These are our three (3) core propositions to the businesses (payers, providers and pharmacies):

a) To join Andromeda's independent app and its fully integrated marketplace, providing not only access to the broader patient audiences but also allowing significant B2B interability, similar to how hotels sell their rooms in booking apps and merchants sell their goods

b) To buy a white label for Andromeda's entire platform and super app, making it a captive solution, branded under their name. In this case, they can enjoy all our value propositions, except one - being part of a bigger marketplace and part of the fully integrated B2B ecosystem

c) To buy our specific services through SaaS arrangements, sub-components of our comprehensive platform, that represent tailored solutions for individual problems.

Under any of those three scenarios, the key principles of revenue remain the same: we charge Providers and Payers a fixed fee per transaction or fixed fee per user per month, upon their choice, we charge labs a percentage of revenue from sale of their lab tests and we charge pharmacies and drug stores a percentage of revenue from the sale of their goods. In addition to that, we may charge an extra one-off lump sum for the white label, in the second scenario.

When do you expect to earn revenue?

Based on the analysis of our current traction with prospective clients and their appetite for the pilots, we are optimistic about starting revenue generation in the second half of 2025.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Development: AI (customized LLM) for AERIES, for reading into MRFs, Insurance Roaster Files and Primary Documentation	$1,000,000	20.0%
Development: AI based symptom checker for patient navigation, pre-admission and screening	$1,000,000	20.0%
Development: Integrations of providers through their EHR / EMR	$1,300,000	26.0%
Operating Expenses: Corporate (B2B) Sales & Corporate Marketing	$755,000	15.1%
Operating Expenses: Compensation of 2-4 Executives	$500,000	10.0%
Operating Expenses: business trips, office rent, conferences, exhibitions, etc.	$200,000	4.0%
Intermediary fees	$245,000	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Voting Common Stock, under registration exemption 4(a)(6), in Andromeda Health Corp. This offering must reach its target of at least $10,000 by its offering deadline of April 30, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 2, 2024
- Form C/A on February 13, 2025

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Feb 13, 2025 — Filed Form C/A

Dec 2, 2024 — Primary offering of 100,000 shares at $50

Dec 2, 2024 — Filed Form C

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